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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 of our report dated April 17, 2006 (October 3, 2006 as to the effects of including Loss Per Common Share as discussed in Note 16) (which report expresses an unqualified opinion and contains an explanatory paragraph related to the restatement of the 2004 and 2003 consolidated financial statements described in note 15) relating to the financial statements and financial statement schedule of Dayton Superior Corporation and subsidiary appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Dayton, Ohio
October 3, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM